EXHIBIT 99.1

Monmouth Real Estate Underscores Responsiveness
to Feedback from Stockholders Regarding Strategic Review Outcomes

Reinitiates Exploration of Strategic Alternatives

HOLMDEL, N.J., Sep. 13, 2021 – Monmouth Real Estate Investment Corporation (NYSE: MNR) (“Monmouth” or the “Company”) today announced steps it is taking in response to recent investor feedback and prior indications of interest.

“Over the last several months, and the last few weeks in particular, the Monmouth Board and management team heard loudly and clearly the voices of our stockholders, who play a vital role in guiding our strategic priorities. We had also received indications of interest as publicly disclosed, reaffirming our confidence in the value and desirability of the Company’s unique, high-quality, and strongly cash flow generative industrial logistics assets,” said Michael P. Landy, President and CEO of Monmouth.  “Accordingly, the Board is re-initiating exploring strategic alternatives and has engaged Wachtell, Lipton, Rosen & Katz to assist with the process.  We know that Monmouth’s attractive real estate portfolio is highly sought after, and well-positioned for long-term growth and success. We look forward to considering a wide range of potential strategic and financial alternatives to maximize long-term value for stockholders and are committed to an expeditious process to deliver the value Monmouth stockholders deserve.”

The Board of Directors (the “Board”) intends to consider the full range of available alternatives including a potential sale or merger, joint ventures and changes in the capital structure of the Company.  Importantly, the Company is no longer subject to the restrictions that were in place under the prior merger agreement regarding engagement with third parties, solicitation and proposals, and will consider all viable proposals, including proposals submitted by Starwood Capital or other potential counterparties. Monmouth’s majority independent Board will review the Company’s options and determine the best path forward to provide the value and terms required to win the requisite support of stockholders in the event a transaction subject to stockholder approval is submitted to a vote, and Monmouth recognizes that the existing two-thirds voting standard for merger approval is a high supermajority standard for bidders to meet.  The Company noted that there can be no assurance that the reengagement of the exploration of strategic alternatives will result in any transaction.

Brian Haimm, Monmouth’s Lead Independent Director, said, “Based on the results of the Special Meeting and other factors, we are again commencing a comprehensive and thorough strategic review of all available alternatives. Our Board and management are committed to taking the appropriate and necessary actions to realize the full potential of the Company and deliver enhanced value for Monmouth stockholders and will continue to evaluate investor and stakeholder feedback that we receive.”

Monmouth’s Board of Directors will set record and meeting dates for Monmouth’s Annual Meeting of Stockholders in due course.

J.P. Morgan Securities LLC and CS Capital Advisors, LLC are acting as financial advisors, and Wachtell, Lipton, Rosen & Katz and Stroock & Stroock & Lavan LLP are serving as legal advisors to Monmouth.

About Monmouth Real Estate
Monmouth Real Estate Investment Corporation, founded in 1968, is one of the oldest public equity REITs in the world. The Company specializes in single tenant, net-leased industrial properties, subject to longterm leases, primarily to investment grade tenants. Monmouth Real Estate Investment Corporation is a fully integrated and self-managed real estate company, whose property portfolio consists of 122 properties containing a total of approximately 24.9 million rentable square feet, geographically diversified across 32 states. The Company’s occupancy rate as of this date is 99.7%.

Additional Information and Where to Find It
In connection with Monmouth’s 2021 Annual Meeting of Stockholders, Monmouth intends to file a proxy statement (the “Proxy Statement”) and associated white proxy card with the U.S. Securities and Exchange Commission (“SEC”), which will be sent to the common stockholders of Monmouth.  In the event of a potential transaction involving Monmouth, if any, that is submitted to a shareholder vote of Monmouth shareholders, Monmouth would also expect to file a proxy statement with the SEC and associated white proxy card.  Monmouth may also file other documents regarding a potential transaction involving Monmouth and/or Monmouth’s 2021 Annual Meeting of Stockholders with the SEC.   BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS AND SECURITY HOLDERS ARE URGED TO CAREFULLY READ THE ENTIRE PROXY STATEMENT, WHEN IT BECOMES AVAILABLE, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Monmouth, when they become available, through the website maintained by the SEC at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC on Monmouth’s website at www.mreic.reit.

Participants in the Solicitation
Monmouth and certain of its directors and executive officers and other employees may be deemed to be participants in a solicitation of proxies from Monmouth’s stockholders under the rules of the SEC. Investors may obtain information regarding the names, affiliations and interests of directors and executive officers of Monmouth in Monmouth’s Annual Report on Form 10-K for Monmouth’s fiscal year ended September 30, 2020, which was filed with the SEC on November 23, 2020, as well as in its other filings with the SEC, including the proxy statement materials filed by Monmouth in connection with the special meeting of Monmouth shareholders held in August 2021. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed merger when they become available.

Forward-Looking Statement
Any forward-looking statements contained in this press release are intended to be made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward looking statements by discussions of strategy, plans or intentions. Any forward-looking statements contained in this press release reflect Monmouth’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. For a further discussion of other factors that could cause Monmouth’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in Monmouth’s most recent Annual Report on Form 10-K and in its Quarterly Reports on Form 10-Q. While forward-looking statements reflect Monmouth’s good faith beliefs, they are not guarantees of future performance. Monmouth disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Contacts:

Investors
Becky Coleridge
732-810-0907

Media
Andrew Siegel / Amy Feng / Kara Brickman
Joele Frank
212-355-4449